Exhibit 10.8

EMPLOYEE STOCK OPTION AGREEMENT

        THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and GERMAN AMERICAN BANCORP, an Indiana corporation (the “Company”), WITNESSETH THAT:

        WHEREAS, the Company maintains the German American Bancorp 1999 Long-Term Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Stock Option Committee of the Company’s Board of Directors, acting as the committee administering the Plan (the “Committee”),  to receive a Stock Option Award under the Plan;

        NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.	Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

The “Participant” is ______________.

The “Grant Date” is ___________.

The number of “Covered Shares” shall be ___ shares of Stock.

The “Stock” is the Company’s Common Shares, no par value.

The “Exercise Price” is $______ per share.

Other terms used in this Agreement are defined elsewhere in this Agreement.

2.
Award and Exercise Price.  This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1, subject to adjustment from time to time in accordance with Section 4.02 of the Plan. The Option is intended to constitute an “incentive stock option” as that term is used in Internal Revenue Code Section 422 to the maximum extent permissible thereunder.

3.
Exercise Period.  The Option is not immediately exercisable as to any of the Covered Shares.  Subject to the limitations of this Agreement and of the Plan (including the provisions of Article VII of the Plan that would limit the period of exercisability in the event of termination, retirement, disability and death, and the provisions of Section 5.03(g) of the Plan concerning the Committee’s rights to cancel the Option prior to its being exercised), the Option shall become exercisable with respect to 20% of the Covered Shares on each of the first five anniversary dates of the Grant Date, assuming continued employment and subject to the other terms and conditions of the Plan. Accordingly, the Option shall be exercisable as to 100% of the Covered Shares for only one day, the fifth anniversary of the Grant Date, which shall also be the Expiration Date as specified by paragraph 4. Notwithstanding the foregoing, the Option shall become fully exercisable as to all Covered Shares under the circumstances specified by Article VIII of the Plan, subject to the terms and conditions of Article VIII.

4.	Expiration. The Option shall not be exercisable after 5:00 p.m., Eastern Standard Time, on [Fifth Anniversary of Date of Grant] (the “Expiration Date”).

5.
Method of Option Exercise.  Subject to the Agreement and the Plan, the Option may be exercised (as to the number of Covered Shares as to which it is then exercisable) in whole or in part by filing a written notice with the President of the Company at its corporate headquarters on any business day during business hours prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.  Such notice shall specify the number of shares of Stock that the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules or regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6.
Funding of Exercise Price; Replacement Options.  Cash payments shall be made in immediately available funds. All or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock that have been beneficially owned at least six months and that have an aggregate Fair Market Value on the date of exercise of the Option (determined in accordance with Section 11.01(m) of the Plan) that is equal to the amount of cash that would otherwise be required.  In the event that the Participant tenders Stock in payment (in whole or in part) of the Exercise Price of Covered Shares that the Participant has elected to purchase under the Option, the Company shall issue to the Participant a replacement option of the same type (incentive stock option or other) (a “Replacement Option”) as the Option exercised (the “Exercised Option”) and with the same expiration date as the Exercised Option. Such Replacement Option shall entitle the Participant to purchase a number of shares of Stock equal to the number of shares tendered to the Company in payment of the Exercise Price under the Exercised Option, and shall specify a new Exercise Price equal to the Fair Market Value of the Stock on the date of exercise of the Exercised Option, determined in accordance with Section 11.01(m) of the Plan. A Replacement Option shall not be exercisable during the period ending at the close of business of the day preceding the first anniversary of the date of exercise of the related Exercised Option and shall never become exercisable and shall be cancelled if, during such period, the Participant sells any Stock of the Company other than in payment of the exercise price of another option granted to the Participant by the Company, or pursuant to a corporate transaction in which all holders of Stock are obligated to sell or otherwise dispose of their Stock.  Replacement Options shall be issuable upon exercise of other Replacement Options granted under this paragraph if all conditions for such issuance are satisfied.

7.
Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations as to each Option exercise may be satisfied through the surrender of shares of Stock that the Participant already owns or through the Company’s withholding of shares of Stock that the Participant is purchasing as part of the Option exercise.

8.
Transferability.  The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the Participant’s life, may be exercised only by the Participant.

9.	Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

10.
Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary,  and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.   If  a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.   If a deceased Participant designates a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.
Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

12.
Plan Governs.  The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.
Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

14.
Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.
Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

16.
No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

17.	Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

        IN WITNESS WHEREOF, the Participant has executed this Agreement and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

GERMAN AMERICAN BANCORP

By:

Mark A. Schroeder, President and
Chief Executive Officer

        I hereby acknowledge receipt of a copy of the Plan, the Prospectus of the Company dated February 13, 2002, related to the Plan, Supplement No. 1 to the Prospectus dated February 13, 2002, and the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 200_, and I acknowledge and agree to be bound by the terms and conditions set forth in this Agreement and the Plan.

PARTICIPANT: